UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 22, 2005, CV Therapeutics, Inc. (the “Company”) entered into an Employment Agreement with Louis G. Lange, M.D., Ph.D., the Company’s Chairman of the Board and Chief Executive Officer. The Employment Agreement provides that Dr. Lange will serve as the Chairman of the Board, Chief Executive Officer and Chief Science Officer of the Company.

Dr. Lange’s minimum base salary pursuant to the Employment Agreement is $624,000 per year effective January 1, 2006, and based on periodic review by the Compensation Committee of the Board of Directors of the Company of Dr. Lange’s base salary in relation to comparator and peer groups and in relation to his performance, may be increased by the Compensation Committee from time to time. The Compensation Committee shall review and set Dr. Lange’s annual bonus compensation in relation to comparator and peer groups and in relation to the Company’s and his performance, with the target annual bonus established by the Board to be no less favorable than the target annual bonus for Dr. Lange as of the effective date of the Employment Agreement. In connection with the execution of the Employment Agreement, on December 22, 2005, the Company granted Dr. Lange a restricted stock unit (“RSU”) grant for 201,694 shares of the Company’s common stock. Ten percent of the shares of common stock underlying the RSU vested on the grant date, which is December 22, 2005, and 5.625% of the shares of common stock underlying the RSU will vest at the end of each three-month period commencing on the grant date, so as to be 100% vested on the fourth anniversary of the grant date provided that Dr. Lange remains in continuous employment with the Company through each vesting date. Dr. Lange will also receive certain other compensation under the Employment Agreement, including an automobile allowance, reimbursement for financial, legal and IT support expenses, and disability insurance.

The Employment Agreement has an eight-year term, provided that either the Company or Dr. Lange may terminate Dr. Lange’s employment at any time and for any reason. In the event of such a termination by the Company without “cause” or by Dr. Lange for “good reason” (including a termination by reason of Dr. Lange’s death or disability), the Company is required to make a severance payment to Dr. Lange in the amount of 200% of his base salary, 200% of his average annual bonus (with such average annual bonus to be calculated based on the annual bonuses received by Dr. Lange in the three full calendar years prior to the year in which such termination occurs), and a pro rata amount of his target annual bonus for the year in which such termination occurs. The Company will also continue to pay health benefit premiums for Dr. Lange and his family for 18 months (or, if such termination occurs within 18 months following a change of control of the Company, 24 months) following such termination. In addition, in connection with any such termination, all of Dr. Lange’s outstanding options to purchase Company common stock will vest in full, his RSU grants will continue to vest for an additional twelve months and the time during which Dr. Lange may exercise certain of his options will be extended. The Company is obligated to make a gross-up payment to Dr. Lange in the event that the severance payment is subject to excise taxes.

Following Dr. Lange’s employment with the Company until he reaches the age of 70, the Company’s Board of Directors will look favorably upon nominating Dr. Lange for continued service as a member of the Company’s Board of Directors and will give serious consideration to having Dr. Lange remain as the Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2005	CV THERAPEUTICS, INC.

	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari
Vice President and General Counsel